Exhibit 1
                                 PERDIGAO S. A.
                           CNPJ-MF 01.838.723/0001-27
                                 Public Company

              SUMMARY OF THE MINUTES OF THE ELEVENTH/2002 ORDINARY
                        MEETING OF THE BOARD OF DIRECTORS

DATE, PLACE AND TIME: December 17, 2002, at 11:00 a.m., at Av. Escola Politecnica, 760, Sao Paulo, SP. QUORUM: Absolute Majority of the Members. ON
MOTION: Eggon Joao da Silva, Chairman, and Ney Antonio Flores Schwartz, Secretary. RESOLUTIONS ADOPTED BY THE BOARD: 1) Authorization to give guarantees to Subsidiaries: The Board allowed the Executive Officers to give guarantees when subsidiaries contract loans, financings, trade discount, rural promissory notes, leasing, and other financial operations that might be contracted by the Company's subsidiaries. The current authorization is valid from January 1st, 2003 to December 31, 2003. 2) Proposal for a new International Corporate
Structure: The Board approved the Executive Directors proposal for the implementation of the New International Corporate Structure, in order to optimize exports. For this purpose, it authorized to hire Ernst & Young consulting firm, with terms and conditions proposed by the Executive Directors.
3) Code of Ethics: The Board approved the Executive Officers proposal that updates the Code of Ethics and Conducts applied to all employees of the Company and other relevant parts, such as, suppliers, clients, partners, shareholders and third parties. 4) Other issues related to the Company. TERMINATION: Upon motion duly made, seconded and carried unanimously, the meeting was adjourned. Eggon Joao da Silva, Chairman; Ney Antonio Flores Schwartz, Secretary; Sebastiao Jose Martins Soares; Carlos Eduardo da Silva Bessa; Biramar Nunes de Lima; Pedro Augusto Nardelli Pinto; Eliane Aleixo Lustosa; Antonio Carlos Valente da Silva (I do hereby certify that the present is a summary of the original minute transcribed in the Book n(0)1 of Ordinary and Extraordinary Minutes of the Board of Directors of the Company, at page 90).


                           NEY ANTONIO FLORES SCHWARTZ
                                    Secretary